Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268664 on Form S-3 and Registration Statement Nos. 333-217002, 333-208579, 333-230296, 333-226824, 333-238174, 333-256019, 333-264621, 333-271741, 333-272891, and 333-281249 on Form S-8 of our reports dated February 18, 2025, relating to the financial statements of Axsome Therapeutics, Inc. and the effectiveness of Axsome Therapeutics, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

February 18, 2025